EXHIBIT (2)

STATE OF MISSISSIPPI
COUNTY OF LOWNDES

                            REORGANIZATION AGREEMENT

         The parties to this agreement are:

         The "Company", meaning the BLACK WARRIOR WIRELINE CORP., a Delaware corporation.

         The "Debt Holders", meaning the Pangaea Investment Consultants, Ltd., International Trust Company of Bermuda, Ltd., Morgan Devin Everett & Co., Ltd. and Mansfield Soderberg & Co., Ltd., c/o Mansfield Soderberg & Co., Ltd., Suite 213, 48-Par-la- ville Road, Hamilton HM-11, Bermuda (herein the "Bermuda Group"), William L. Jenkins (herein the "Company President"), Reese James, Allen and Lanelle Neel and Danny Ray Thornton (herein sometimes the "Employee Group"), Henry Hoffman (herein "Hoffman"), W. Stewart Cahn (herein "Cahn"), Lorin Silverman (herein "Silverman"), together with B. and E. Deeds.

         1.       Background.

                  1.1 The Company has the following debt, other than trade debt incurred in the ordinary course of business, bank debt and equipment debt held by lending institutions not related to the Company: $800,000 in debentures bearing interest at the rate of 14% (held $450,000 by Mr. Hoffman, $250,000 by Mr. Cahn and $100,000 by Mr. Silverman); $1,050,000 in debentures bearing

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

interest at the rate of 13%, held by the Bermuda Group; $50,000 in debentures bearing interest at the rate of 13%, held by B. and E. Deeds; $125,000 in debentures bearing interest at the rate of 14% held by certain individuals who are not joining in this agreement; $297,132.13 in debt held by the Employee Group; and $400,000 in debt held by the Company President.

                  1.2 The Company is in default on all of the debt  described in
Section 1.1.

                  1.3 Messrs. Cahn, Hoffman and Silverman have a case pending in the U. S. District Court, SDNY, Case No. 95 CIV. 5620 against the Company (herein the "Lawsuit").

         2. Summary of Plan. On October 30, 1995, the Board of Directors of the Company completed a 200 to 1 reverse stock split. Subject to satisfaction of the conditions set forth below, and subject to the terms set forth below, the Debt Holders shall exchange the Company's debt held by the Debt Holders, together with any security held by the Debt Holders, for shares of the Company.

         3. Reverse Stock Split. On October 30, 1995, the Company completed a 200 to 1 reverse stock split. Following the split the total outstanding and issued shares of the Company were 70,846, more or less. All further references to shares of the Company in this agreement shall be to post-split shares, which shares are duly authorized, validly issued, fully paid and non-assessable.

         4. Exchange of Debt for Shares. Subject to satisfaction of the conditions set forth herein, and subject to the terms set forth

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
herein, the Debt Holders, other than Mr. Silverman, shall exchange all of the Company's debt held by such Debt Holders for shares in the Company according to the schedule set forth in this Section 4, below. Said schedule assumes that all debt holders of the Company, other than Mr. Silverman, holders of bank debt, amounts owed to equipment lien holders, and trade debt incurred in the ordinary course of business will ratify this agreement, thus satisfying certain of the conditions set forth below. The schedule of debt exchanged and shares to be issued to each Debt Holder is as follows:

         Name of                                     Amount of                  No. of
         Debt Holder                                 Principal Debt             Shares
         --------------                              ---------                  --------
         Mansfield Soderberg                         $262,500                   131,250
         Pangaea Investment                          $262,500                   131,250
         International Trust                         $262,500                   131,250
         Morgan D. Everett                           $262,500                   131,250
         B. and E. Deeds                             $ 50,000                    25,000
         Henry Hoffman                               $450,000                   225,000
         W. Stewart Cahn                             $250,000                   125,000
         Lorin Silverman                             $100,000*                   50,000*
         William L. Jenkins                          $400,000                   200,000
         Danny R. Thornton                           $127,342                    63,671
         Reese James                                 $127,342                    63,671
         Allen and Lanelle Neel                      $ 42,447                    21,223


         In addition to the shares issued in exchange for the debt described above, present shareholders will retain 70,846 shares, being the total amount of their holdings following reverse stock split. Further, the Company anticipates issuing up to 500,000 shares of stock through a private offering or offerings within the twelve (12) months following the date of the exchange.

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



         *Note: Lorin Silverman will not agree to accept shares for his debt. However, he has agreed to settle the debt according to the provisions of Section
9.2 hereof.

         5. Exchange of Existing Warrants for New Warrants. Subject to satisfaction of the conditions set forth below, certain of the Debt Holders shall exchange warrants currently held by them for new warrants to be issued by the Company ("New Warrants").

         5.1 Existing Warrants to be exchanged. Mansfield Soderberg, Pangaea Investment, International Trust, and Morgan D. Everett currently hold warrants issued in connection with the 13% Debentures of the Company. B. and E. Deeds, Henry Hoffman, W. Stewart Cahn and Lorin Silverman currently hold warrants issued in connection with the 14% Debentures of the Company. All of the warrants held by the Debt Holders listed in this Section 5.1 shall be exchanged for New Warrants.

         5.2 Classes of New Warrants. There shall be two classes of New Warrants, as follows:

         Class A Warrants, each of which shall entitle the warrant holder to purchase additional shares in the Company at $3/share within four (4) years after the issuance of said warrants. Class A Warrants shall not be redeemable by the Company. Any Class A warrants not exercised prior to the expiration of 48 months following their issuance shall expire.

         Class B Warrants may be exercised at any time within five (5) years after their issuance. The exercise price for the first 36

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
months shall be $3/share; for the next twelve (12) months shall be $4/share and for the next twelve (12) months shall be $5/share. Class B Warrants may be redeemed by the Company at a price of $.50 per warrant at any time and from time to time when the common stock of the Company is trading in excess of twenty percent (20%) above the exercise price of the warrant then in effect. For purposes of determining whether the Company may exercise its redemption option, the trading price shall be calculated based on the average between bid and ask during the ninety (90) days preceding exercise of the redemption option by the Company. Any Class B warrants not exercised prior to the expiration of sixty
(60) months following their issuance shall expire.

         5.3 Exchange of Existing Warrants for New Warrants. The schedule of New Warrants to be issued to each Debt Holder in exchange for all existing warrants held by such Debt Holder is set forth below:

         Name of                                     No. of Class A             No. of Class B
         Debtholder                                     Warrants                Warrants
         ------------------                          ---------------            ---------------
         Mansfield Soderberg                            39,375                     39,375
         Pangaea Investment                             39,375                     39,375
         International Trust                            39,375                     39,375
         Morgan D. Everett                              39,375                     39,375
         B. and E. Deeds                                 7,500                      7,500
         Henry Hoffman                                  67,500                     67,500
         W. Stewart Cahn                                37,500                     37,500
         Lorin Silverman                                15,000                     15,000

         6. Terms of Warrants. All of the warrants issued pursuant to paragraph 5 shall contain the following provisions, with the term "BWWC" as used below having the same meaning as the Company:

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
                  Determination of amount of Issued and Common Stock Outstanding on a Fully Diluted Basis. For purposes of determining the number of issued and outstanding shares of BWWC common stock on a fully diluted basis outstanding on the date of exercise of this warrant, the following rules shall apply:

                           (a) Shares of common stock issuable by way of dividend or other distribution on any stock of BWWC shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or other distribution. Shares of common stock issued otherwise than as a dividend, shall be deemed to have been issued and to be outstanding at the close of business on the date of issue.

                           (b) The number of shares of BWWC common  stock at any
                  time outstanding shall not include any shares then owned or held by or for the account of BWWC, but shall include the aggregate number of shares deliverable in respect of all outstanding options, rights and convertible and exchangeable securities at all time while such options, rights or securities remain outstanding and unexercised, unconverted or unexchanged, as the case may be, and thereafter to the extent such options, rights or securities have been exercised. converted or exchanged.

                           (c) In the case of any reorganization or reclassification of the outstanding shares of BWWC common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or in the case of any consolidation of BWWC with, or merger of BWWC with another corporation after which no securities of BWWC will be publicly held, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of BWWC as an entity, the holder of this warrant shall thereafter have the right upon exercise to purchase the kind and amount of shares of stock and other securities and property

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
                  receivable upon such merger, or sale by a holder of the number of shares of BWWC common stock which the holder of this warrant immediately prior to such reorganization, reclassification, consolidation, merger, or sale, at the warrant price (the kind, amount and price of such stock and other securities to be subject to adjustment as herein provided).

                           (d) In case  BWWC  shall,  at any  time  prior to the
                  expiration of this warrant and prior to the exercise hereof, dissolve, liquidate or wind up its affairs, the holder of this warrant shall be entitled, upon the exercise thereof, to receive, in lieu of the shares of BWWC common stock which he would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to him upon such shares of common stock of BWWC, had he been the holder of recourse of such shares of BWWC common stock receivable upon the exercise of this warrant on the record date for the determination of those entitled to receive any such liquidating distribution. After any such dissolution, liquidation or winding up which shall result in any distribution in excess of which shall result in any distribution in excess of the warrant price provided for by this warrant, the holder of this warrant may at his option exercise the same without making payment of the aggregate
                  warrant   price  and  in  such  case  BWWC   shall   upon  the
                  distribution to said warrant holder consider that the aggregate warrant price has been paid in full to it and in making settlement to said warrant holder, shall deduct from the amount payable to such holder an amount equal to the aggregate warrant price.

                           (e) Irrespective of any such adjustments in the number or kind of shares purchasable upon exercise of this warrant, this warrant may continue to express the same price and number and kind of shares as originally issued.

                           (f) BWWC  may  retain  a firm of  independent  public
                  accountants of recognized standing, approved by the holder (who may be any such firm regularly employed by BWWC) to

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



                  make any computation required under this section, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this section.

                             Charges,   Taxes  and  Expenses.  The  issuance  of
                  certificates for shares of BWWC common stock upon any exercise of this warrant shall be made without charge to the holder hereof for any tax or other expense in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by BWWC, and such certificates shall be issued only in the name of the registered holder of this warrant.


                             "Piggyback Rights".  If, at any time after the date
                  hereof, BWWC should propose to make any filing for the registration of any of its securities either as an initial or secondary public offering on any form of Registration Statement (other than on Form S-8 or a successor form thereto) in accordance with the provisions of the Securities Act of 1933, as amended, including in the term "Registration Statement", Amendments and Post-Effective Amendments (collectively, "Amendments") thereto, BWWC will give at least sixty (60) days prior written notice thereof to the holder of the warrants or the warrant shares and, provided that the holder of such warrants exercises same and receives shares issued as a result of such warrants (herein the "Warrant Shares") then, at the request of the holder of the Warrant Shares, the Company shall include such holder's Warrant Shares in such Registration Statement or Amendments to the extent that same may be included without, in the opinion of the underwriter, materially adversely affecting the price obtainable for securities of BWWC to be registered. BWWC will bear all costs, fees, taxes and expenses of including such holder's Warrant Shares in the Registration Statement or Amendments, will furnish such holder with a reasonable number of copies of the related prospectus or offering circular and will keep such Registration Statement or Amendment "current" (as that term is used) for a period of at least thirteen (13) months from the effective

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



                  date  thereof.   The  holder  and  BWWC  shall   exchange  all
                  reasonable  representation   information  and  indemnification
                  covenants.

         7. Security Treatment of Shares and Warrants. Neither the shares or warrants to be issued pursuant to this agreement, or any shares issued as a result of the warrants (collectively the "Securities"), will be registered under any state or federal securities laws. Subject to the other provisions of this agreement, the Debt Holders each represent and warrant to the Company as follows:

         7.1 The Debt Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (The "1933 Act"), or the securities laws of any state or other jurisdiction.

         7.2 The Debt Holder understands that the exchange of the Securities is speculative in nature and has significant risk factors. The Debt Holder has such knowledge and experience in financial and business matters, and in investments in particular, that the Debt Holder is capable of evaluating the merits and risks of its investment in the Securities, can bear the economic risks of such investments (that is, can afford a complete loss of this investment and can hold the Securities indefinitely), and has obtained, in its judgment, sufficient information relating to the Company and it business to evaluate the merits and risks of such investment.

                  7.3 The Debt Holder has had, if requested, an opportunity to ask questions of and has received satisfactory answers from a person or persons acting on behalf of the Company concerning the terms and conditions of the Debt Holder's exchange of the Securities, and all such questions have been answered to the satisfaction of the Debt Holder.

         7.4 The Debt Holder understands that no securities commission of any state has made any finding or determination relating to the fairness of the exchange of the Securities and that no such commission has recommended or endorsed or will recommend or endorse the exchange of the Securities.

         7.5 Assuming due execution and delivery by the Company of this Agreement, this Agreement represents legal, valid and binding obligations against the Debt Holders in accordance with its terms.

         8. Tax Treatment. The Company makes no representation or warranty regarding the treatment of this transaction for federal or state income or other tax purposes. Each Debt Holder represents that he has consulted his own tax counsel regarding such treatment.

         9. Conditions. This Agreement in its entirety is subject to the following conditions:

         9.1 Ratification. A sufficient number of the Debt Holders of the Company specified in Section 4 above shall join in this Agreement so as to make, in the opinion of the Company's Board of Directors, the reorganization feasible.

         9.2 Agreements with Messrs. Cahn, Hoffman and Silverman. W. Stewart Cahn, Henry Hoffman and L. Silverman shall enter into a separate agreement with the company agreeing to

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
dismissal, with prejudice of the Lawsuit. Messrs. Cahn, Hoffman and Silverman, together with the Company, shall further enter into a mutual Pro Tanto release, by which the Company shall acquire from Messrs. Cahn, Hoffman and Silverman all claims related to the issuance of the 14% debentures held by Messrs. Cahn, Hoffman and Silverman, including but not limited to the claims held by Messrs. Cahn, Hoffman and Silverman against MidTex Corp., Fred Miller and Adolf Weissman.

         The commitment by Messrs. Cahn and Hoffman to exchange their debentures for shares of Common Stock of the Company, made by execution of this agreement, is subject to the Company arranging to have a purchaser(s) purchase their debentures or shares of Common Stock for the total sum of $350,000. This must occur within 90 days of execution of this agreement, or Messrs. Cahn and Hoffman are free from their commitment under this Agreement. At a simultaneous closing, Messrs. Cahn and Hoffman will deliver their debentures for exchange into shares of common stock and the purchaser(s) arranged by the Company will deliver good funds in the amount of $225,000 to Mr. Hoffman and $125,000 to Mr. Cahn.

         By execution of this Reorganization Agreement, Mr. Silverman and the Company agree that, upon satisfaction of the conditions set forth in this agreement, the Company shall: (i) purchase, or cause to be purchased, the Debentures held by Mr. Silverman, together with all rights that attached thereto, including but not limited to accrued interest, for the total sum of $50,000; and (ii) purchase,

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

or cause to be purchased, the New Warrants of Mr. Silverman for the total sum of $15,000.

         9.3 Agreement of Certain Investors to Sell. Messrs. Thornton, James and Mr. and Mrs. Neel shall agree, in supplemental agreements, to sell all of the shares received by them hereunder through the firm of Monetary Advancement International, Inc. (of 67 Wall Street, New York, New York, 10005) at the sales price of $2 per share during the twelve (12) month period commencing on the date of closing set forth in this Agreement.

         9.4 Private Offering. The Company shall issue not less than 200,000 shares through a private offering at the price of $2/share, which shall be utilized by the Company to meet its obligations pursuant to this Agreement, the costs of the Agreement and utilize for further corporate purposes.

         10. General Terms and Conditions.

         10.1 Effective Date. The effective date of this agreement shall be November 30, 1995, or such earlier date as mutually agreed by all parties hereto.

         10.2 Counterparts. This Reorganization Agreement may be executed in one or more counterparts, such counterparts constituting a single integrated agreement.

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

                                                 COMPANY:
                                                 BLACK WARRIOR WIRELINE CORP.
ATTEST:

-----------------------------                    BY:
-----------------------------                       ----------------------------
John McNiff, Secretary                                   William L. Jenkins,
President

                                                 DEBT HOLDERS:
                                                 PANGAEA INVESTMENT CONSULTANTS,
                                                 LTD.

ATTEST:

BY:                                              BY:
   ---------------------------                      ----------------------------
ITS:                                             ITS:
   ---------------------------                      ----------------------------

                                                 INTERNATIONAL COMPANY OF
                                                 BERMUDA, LTD.

ATTEST:

BY:                                              BY:
   ---------------------------                      ----------------------------
ITS:                                             ITS:
   ---------------------------                      ----------------------------

                                                 MORGAN DEVIN EVERETT & CO.,

                                                 LTD.

ATTEST:

BY:                                              BY:
   ---------------------------                      ----------------------------
ITS:                                             ITS:
   ---------------------------                      ----------------------------

                                                 MANSFIELD SODERBERG & CO., LTD.

ATTEST:

BY:                                              BY:
   ---------------------------                     -----------------------------
ITS:                                             ITS:
   ---------------------------                     -----------------------------

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





                                                    ----------------------------
                                                    WILLIAM L. JENKINS

                                                    ----------------------------
                                                    DANNY RAY THORNTON

                                                    ----------------------------
                                                    REESE JAMES

                                                    ----------------------------
                                                    HENRY HOFFMAN

                                                    ----------------------------
                                                    W. STEWART CAHN

                                                    ---------------------------
                                                    LORIN SILVERMAN

                                                    ----------------------------
                                                    B. DEEDS

                                                    ----------------------------
                                                    E. DEEDS

                                                    ----------------------------
                                                    ALLEN NEEL

                                                    ----------------------------
                                                    LANELLE NEEL

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